CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Senior Fixed to Floating Rate Notes due July 23, 2022	$10,000,000.00	$1,146.00
Guarantee of Senior Fixed to Floating Rate Notes due July 23, 2022	–	(2)
Total	$10,000,000.00	$1,146.00

(1)	Calculated in accordance with Rule 457(r)

(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantee

Pricing Supplement No. 23 (To Prospectus Supplement dated June 6, 2011 and Prospectus dated December 22, 2010)	Filed Pursuant to Rule 424(b)(5) Registration Nos. 333-167844 and 333-167844-01 July 18, 2012

US $10,000,000
Lloyds TSB Bank plc
fully and unconditionally guaranteed by Lloyds Banking Group plc
Senior Fixed to Floating Rate Notes due July 23, 2022
Medium-Term Notes, Series A

SUMMARY TERMS
Issuer:	Lloyds TSB Bank plc
Guarantor:
Lloyds Banking Group plc.  The Notes are fully and unconditionally guaranteed by the Guarantor. The Guarantees will constitute the Guarantor’s direct, unconditional, unsecured and unsubordinated obligations ranking pari passu with all of the Guarantor’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Aggregate Principal Amount:	$10,000,000
Stated Principal Amount:	$1,000 per note
Notes:	Senior Fixed to Floating Rate Notes due July 23, 2022, Medium-Term Notes, Series A (each a “Note” and collectively, “the Notes”)
Ranking:
The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

CUSIP / ISIN:	5394E8BB4 / US5394E8BB49
Payment at Maturity:
100% repayment of principal, plus any accrued and unpaid interest, at maturity. Repayment of principal at maturity and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

Issue Price:	100%
Denominations:	Minimum denominations of $1,000 and multiples of $1,000 thereafter
Trade Date:	July 18, 2012
Issue Date:	July 23, 2012
Maturity Date:	July 23, 2022
Interest Rate
From and including the original issue date to but excluding July 23, 2014: 4.50% per annum
From and including July 23, 2014 to but excluding the maturity date (the “floating interest rate period”):
Reference rate plus 0.95%; subject to the Minimum Interest Rate
For the purpose of determining the level of the reference rate applicable to an interest period, the level of the reference rate will be determined with reference to the day (such day, the “interest determination date”) that is  two (2) U.S. government securities business days prior to the first day of such interest period. A “U.S. government securities business day” is any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Interest for any interest period during the floating interest rate period is subject to the minimum interest rate of 1.50% per annum.

Interest Payment Dates:
Quarterly, payable in arrears on the 23rd day of each January, April, July, and October, commencing on (and including) October 23, 2012, and ending on the Maturity Date.  If any Interest Payment Date is not a Business Day, interest will be paid on the following Business Day, and interest on that payment will not accrue during the period from and after the originally scheduled Interest Payment Date.

Interest Periods:
Each period from and including the most recent Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to, but excluding, the following Interest Payment Date (or the Maturity Date as applicable, in the case of the final Interest Period).  Interest Period end dates will not be adjusted in the event that the last day in an Interest Period is not a Business Day.  We refer to each interest period with respect to which interest is determined by reference to a fixed rate as a “fixed-rate interest period” and each interest period with respect to which interest is determined by reference to the reference rate as a “floating-rate interest period.”

Day-Count Convention:	30/360
Minimum Interest Rate:	1.50% per annum during the floating interest rate period
Business Days:	New York, following, unadjusted
Reference Rate:	The 10-Year Constant Maturity Swap Rate, as described in “Additional Provisions—The Reference Rate—The 10-Year Constant Maturity Swap Rate” on page PS-2 of this pricing supplement.
Tax Redemption:
Following the occurrence of one or more changes in tax law that would require the Issuer or the Guarantor to pay additional amounts and in other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus, the Issuer may redeem all, but not fewer than all, of the Notes at any time prior to maturity.

Miscellaneous
Listing:	None	Governing Law:	New York
Settlement and Clearance:	DTC; Book-entry	Specified Currency:	U.S. dollars
Trustee and Paying Agent:	The Bank of New York Mellon, acting through its London Branch
Selling Agent:	Morgan Stanley & Co. LLC	Calculation Agent:	Morgan Stanley Capital Services LLC
Payment Determination:
The Paying Agent will calculate the amount investors will be entitled to receive on each Interest Payment Date, at maturity. For each Interest Determination Date, the Calculation Agent will cause to be communicated to the Issuer, the Trustee and the Paying Agent, the relevant Interest Rate payable for any Interest Period. The Paying Agent will calculate the amount you will be entitled to receive on each Interest Payment Date and at maturity using the Interest Rate as so provided.

Commissions and issue price:	Price to Public (1)(2)	Selling Agent’s Commission (2)	Proceeds to Lloyds TSB Bank plc
Per Note	$1,000.00	$12.50	$987.50
Total	$10,000,000.00	$125,000.00	$9,875,000.00

Investing in the Notes involves significant risks. See “Risk Factors” beginning on page S-2 of the prospectus supplement and “Risk Factors” beginning on page PS-4 below.
The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
(1)       The proceeds you might expect to receive if you were able to resell the Notes on the Issue Date are expected to be less than the Issue Price. This is because the Issue Price includes the Selling Agent’s commission set forth above and also reflects certain hedging costs associated with the Notes. For additional information, see “Risk Factors—The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices, if any” on page PS-4 of this pricing supplement. The Issue Price also does not include fees that you may be charged if you buy the Notes through your registered investment adviser for managed fee-based accounts.
(2)       The Selling Agent will receive commissions from the Issuer equal to $12.50 per $1,000.00 principal amount of the Notes, or $987.50 of the Aggregate Principal Amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. See “Supplemental Plan of Distribution” beginning on page PS-9 of this pricing supplement.

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

ABOUT THIS PRICING SUPPLEMENT

Unless otherwise defined herein, terms used in this pricing supplement are defined in the accompanying prospectus supplement or in the accompanying prospectus. As used in this pricing supplement:

•	“we,” “us,” “our,” the “Issuer” and “Lloyds Bank” mean Lloyds TSB Bank plc;

•	“LBG” and the “Guarantor” mean Lloyds Banking Group plc;

•	“Notes” refers to the Senior Fixed to Floating Rate Notes due July 23, 2022, Medium-Term Notes, Series A, together with the related Guarantee, unless the context requires otherwise; and

•	“SEC” refers to the Securities and Exchange Commission.

LBG and Lloyds Bank have filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read this pricing supplement together with the accompanying prospectus dated December 22, 2010 (the “prospectus”) in that registration statement and other documents, including the more detailed information contained in the accompanying prospectus supplement dated June 6, 2011 (the “prospectus supplement”), that LBG and Lloyds Bank have filed with the SEC for more complete information about Lloyds Bank and LBG and this offering.

This pricing supplement, together with the prospectus supplement and prospectus, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	the prospectus supplement dated June 6, 2011 and the prospectus dated December 22, 2010 can be accessed at the following hyperlink:

http://www.sec.gov/Archives/edgar/data/1160106/000095010311002265/dp23013_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1167831.

Alternatively, LBG, Lloyds Bank, the Selling Agent, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and pricing supplement if you request them by calling your Selling Agent’s sales representative, such dealer or toll free 1-888-227-2275 (Extension 2-3430). A copy of these documents may also be obtained from the Selling Agent by writing to them at 1585 Broadway, New York, New York 10036 or by calling the Selling Agent at (866) 477-4776.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We and the Selling Agent are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where it is lawful to do so. This pricing supplement, the prospectus supplement and the prospectus are current only as of their respective dates.

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

Additional Provisions

Reference Rate

The 10-Year Constant Maturity Swap Rate

The 10-Year Constant Maturity Swap Rate ("10CMS") is, on any day, the fixed rate of interest payable on an interest rate swap with a 10-year maturity as reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day; provided that for the determination of 10CMS on any calendar day, the “interest determination date” shall be that calendar day unless that calendar day is not a U.S. government securities business day (as such term is defined below), in which case the 10CMS level shall be the 10CMS level on the immediately preceding U.S. government securities business day.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS Rate Fallback Provisions

If the reference rate is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any interest determination date, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a 10 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the reference rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

RISK FACTORS

Your investment in the Notes involves significant risks. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below and in the section entitled “Risk Factors” beginning on page S-2 of the prospectus supplement, with your advisers in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. We also urge you to consult with your investment, legal, accounting, tax, and other advisers before you invest in the Notes.

Issuer Risk

The credit risk of Lloyds Bank and LBG and their credit ratings and credit spreads may adversely affect the value of the Notes.

You are dependent on Lloyds Bank’s ability to pay all amounts due on the Notes, and therefore you are subject to the credit risk of Lloyds Bank and to changes in the market’s view of Lloyds Bank’s creditworthiness. In addition, because the Notes are fully and unconditionally guaranteed by Lloyds Bank’s parent company, LBG, you are also dependent on the credit risk of LBG in the event that Lloyds Bank fails to make any payment or delivery required by the terms of the Notes. If Lloyds Bank and LBG were to default on their respective payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The credit ratings of Lloyds Bank and LBG are an assessment by rating agencies of their ability to pay their obligations, including those under the Notes. Any actual or anticipated decline in Lloyds Bank’s and LBG’s credit ratings, or increase in the credit spreads charged by the market for taking credit risk, is likely to adversely affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to Lloyds Bank’s and LBG’s credit ratings, an improvement in their credit ratings will not necessarily increase the value of the Notes and will not reduce market risk and other investment risks related to the Notes.

Yield Risk

The historical performance of the reference rate is not an indication of future performance.

The historical performance of the reference rate should not be taken as indications of its future performance during the term of the Notes.  Changes in the levels of the reference rate will affect the value of the Notes, but it is impossible to predict whether such levels will rise or fall.

The amount of interest payable on your Notes with respect to each floating-rate interest period will not be affected by the reference rate on any day other than the relevant interest determination date.

For each floating-rate interest period, the amount of interest payable with respect to such interest rate period is calculated based on the level of 10CMS with respect to the relevant interest determination date.  Although the level of 10CMS on an interest payment date or at other times during a floating-rate interest period may be higher than the level of 10CMS with respect to the relevant interest determination date, you will not benefit from the level of 10CMS with respect to any other time other than the relevant interest determination date for such floating-rate interest period.

Because the Notes accrue interest at a fixed rate during the first two years of their term, the amount of interest payable on your Notes on each fixed-rate interest payment date may be below market interest rates.

Because interest payable on your Notes during the fixed-rate interest periods accrues at a fixed rate, there can be no guarantee that the interest you will receive on one or more of the fixed-rate interest payment dates will be equal to or greater than the market interest rate on such dates. We have no control over a number of factors that may affect market interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. See “—The value of the Notes prior to maturity and the level of 10CMS will be influenced by many unpredictable factors, and the value of the Notes may be less than the Issue Price of the Notes” below. You should have a view as to the fixed interest rate on the Notes (as specified on the cover of this pricing supplement) and its level relative to market interest rates before investing, and you must be willing to forgo guaranteed market interest rates for the first two years of the term of the Notes.

Because the Notes accrue interest at a floating rate after the first two years of their term, you may receive a lesser amount of interest in the future.

Because interest payable on the Notes during the floating-rate interest periods is indexed to an external interest rate (10CMS) that may vary from time to time, there will be significant risks not associated with a conventional fixed-rate debt security. These risks include fluctuation of 10CMS and the possibility that, in the future, the interest rate on the Notes will decrease and may be as low as the applicable Minimum Interest Rate for any floating-rate interest period. We have no control over a number of factors that may affect 10CMS, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. See “—The value of the Notes prior to maturity and the level of 10CMS will be influenced by many unpredictable factors, and the value of the Notes may be less than the Issue Price of the Notes” below.

The amount of interest payable on the Notes may be less than the return you could earn on other investments with a comparable maturity.

Interest rates may change significantly over the term of the Notes, and it is impossible to predict what interest rates will be at any point in the future. Although the Floating Interest Rate on the Notes will be based on the level of 10CMS, the floating interest rate that will apply during each floating-rate interest period on the Notes may be more or less than other prevailing market interest rates at such time. As a result, the amount of interest you receive on the Notes may be less than the return you could earn on other investments with a comparable maturity.

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

Market Risk

The value of the Notes prior to maturity and the level of 10CMS will be influenced by many unpredictable factors, and the value of the Notes may be less than the Issue Price of the Notes.

The value of the Notes will be affected by a number of factors that may either offset or magnify each other, including, but not limited to: (i) changes in the level or volatility of 10CMS, (ii) changes in interest and yield rates, (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect interest rates (iv) time remaining to maturity, (v) the supply and demand for the Notes, if any, in the secondary market, if any; and (vi) the actual or perceived creditworthiness of Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of Lloyds Bank’s obligations under the Notes, including actual or anticipated downgrades in LBG’s or Lloyds Bank’s credit ratings.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to the Maturity Date in the secondary market, if any.

If you sell your Notes before the Maturity Date, the price that you receive may be less, and may be substantially less, than the Issue Price of the Notes.

The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices, if any.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, we have taken into account compensation to the Selling Agent for distributing the Notes, which is reflected in the Selling Agent’s commission described on the cover of this pricing supplement, as well as certain costs associated with hedging our obligations under the Notes. The Issue Price of the Notes reflects these factors. As a result, the value of the Notes on the Issue Date is expected to be less than the Issue Price. Assuming no change in market conditions or any other relevant factors, the price, if any, at which the Selling Agent or another purchaser is willing to purchase the Notes in secondary market transactions will likely be less than the Issue Price of your Notes. This is due to, among other things, the fact that the Issue Price of the Notes includes, and secondary market prices are likely to exclude, the Selling Agent’s commission with respect to, and the hedging costs associated with, the Notes. The cost of hedging includes the projected profit that may be realized in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. A profit may be realized from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by the Selling Agent, as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

The Notes will not be listed or displayed on any securities exchange or quotation system, and there may be little or no secondary market for the Notes.

The Notes will not have an established trading market when issued, and the Notes will not be listed or displayed on any securities exchange or quotation system; accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. We, the Selling Agent and/or its affiliates may purchase and sell the Notes from time to time in the secondary market, but we, the Selling Agent and/or its affiliates are not obligated to do so. If we, the Selling Agent and/or its affiliates make such a market in the Notes, we, the Selling Agent and/or any such affiliate may stop doing so at any time and for any reason without notice. Because other dealers are not likely to make a secondary market for the Notes, the prices at which you may be able to trade your Notes will probably depend on the price, if any, at which we, the Selling Agent and/or its affiliates may be willing to buy the Notes. It is expected that transaction costs in any secondary market would be high and, as a result, the difference between bid and asked prices for your Notes would be significant. Accordingly, you should be willing to hold the Notes until the Maturity Date, and you may incur a loss if you sell the Notes prior to the Maturity Date. In addition, the Selling Agent may, at any time, hold unsold inventory which may inhibit the development of a secondary market for the Notes.

Conflicts of Interest

There are potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates.

We and our affiliates and the Selling Agent and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. Trading activities related to interest rate movements, including short-term and long-term interest rate swaps and other instruments that may affect interest rates, have been entered into or may be entered into on behalf of us, our affiliates, the Selling Agent, its affiliates or their respective customers, that are not for the account of the investors in the Notes or on their behalf. In particular, as described below under “Use of Proceeds; Hedging,” we, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of the reference rate , and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. These trading activities may present a conflict between the investors’ interests in the Notes and the interests we, our affiliates and the Selling Agent and its affiliates will have in each of their respective proprietary accounts and in facilitating transactions, including block trades and options and other derivatives transactions, for their respective customers and in accounts under each of their respective management. These trading activities, if they influence the levels of the reference rate, could be adverse to your interests as an investor in the Notes. It is possible that we, the Selling Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

There are potential conflicts of interest between investors in the Notes and the Calculation Agent.

As Calculation Agent for your Notes, Morgan Stanley Capital Services LLC, an affiliate of the Selling Agent, will have discretion in making certain determinations that affect your Notes, including with respect to the reference rate, may adversely affect any payments you may receive in respect of the Notes.  The exercise of this discretion by Morgan Stanley Capital Services LLC could adversely affect the value of your Notes and

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

may present a conflict of interest between the investors’ interests in the Notes and the interests of Morgan Stanley Capital Services LLC. We may change the Calculation Agent at any time without notice to you.

Suitability of Investment

The Notes may not be a suitable investment for you under certain circumstances.

The Notes may not be a suitable investment for you, if, among other things:

•	you do not seek an investment linked to 10CMS;

•
you anticipate that, after the first two years of the term of the Notes, the level of 10CMS will decrease or the level of 10CMS on each interest determination date will not be sufficient to provide you with your desired return;

•
you are unable to accept the risk that the Notes may pay interest at the applicable Minimum Interest Rate, or interest at the minimum rate of 1.50% per annum, in respect of any floating-rate interest period;

•	you are unwilling to forgo guaranteed market interest rates for the term of the Notes;

•	you seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity; or

•	you are unwilling or are unable to assume the credit risk associated with Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of the Issuer’s obligations under the Notes.

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

Historical Information

10-Year Constant Maturity Swap Rate

The following graph sets forth the 10-Year Constant Maturity Swap Rate (“10CMS”) for the period from January 3, 2007 to July 18, 2012.  The historical performance of 10CMS should not be taken as an indication of its future performance.  We cannot give you any assurance that 10CMS will be within the range set forth below at any time during the floating rate interest period of the Notes.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

The bold line in the graph indicates the Minimum Interest Rate of 1.50% that applies during the floating interest rate period.

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

The following table sets forth the published high and low 10CMS, as well as end-of-quarter 10CMS, for each quarter in the period from January 1, 2007 through July 18, 2012. The level of 10CMS on July 18, 2012 was 1.629000.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the value of 10CMS on any calendar day during the term of the Notes.

10CMS	High	Low	Period End
2007
First Quarter	5.40400	5.04000	5.19000
Second Quarter	5.83900	5.13800	5.70300
Third Quarter	5.81400	4.96600	5.15300
Fourth Quarter	5.31600	4.54000	4.67900
2008
First Quarter	4.67900	3.92900	4.06600
Second Quarter	4.97200	4.10800	4.64700
Third Quarter	4.87200	3.98600	4.37400
Fourth Quarter	4.67100	2.21800	2.49300
2009
First Quarter	3.33700	2.34600	2.87700
Second Quarter	4.31100	2.88500	3.75100
Third Quarter	4.23100	3.43100	3.44300
Fourth Quarter	4.00900	3.32400	4.00900
2010
First Quarter	3.94300	3.65200	3.82600
Second Quarter	3.99900	3.01900	3.01900
Third Quarter	3.13100	2.49400	2.59100
Fourth Quarter	3.68200	2.44900	3.41400
2011
First Quarter	3.830000	3.344000	3.573000
Second Quarter	3.688000	3.014000	3.283000
Third Quarter	3.318000	1.966000	2.107000
Fourth Quarter	2.461000	2.017000	2.044000
2012
First Quarter	2.434000	1.929000	2.234000
Second Quarter	2.338000	1.661000	1.772000
Third Quarter (through July 18, 2012)	1.757000	1.588000	1.629000

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

TAX CONSEQUENCES
You should review carefully the section in the prospectus supplement entitled “U.S. Federal Income Tax Consequences.” The Notes will be treated for U.S. federal income tax purposes as “variable rate debt instruments,” and it is likely, and this discussion generally assumes, that the Notes will be issued with original issue discount (“OID”).

Solely for purposes of determining the amount of OID you must include in income with respect to a Note for each taxable year, the Note will be converted into an “equivalent” fixed-rate debt instrument. Under applicable Treasury regulations, the initial fixed rate first will be replaced by a qualified floating rate (the “replaced floating rate”) such that the fair market value of the Note as of the Issue Date would be approximately equal to the fair market value of an otherwise identical debt instrument that provides for the replaced floating rate rather than the initial fixed rate. Each floating rate (i.e., the replaced floating rate and the floating rate paid on the Notes after the second year) is then replaced by a fixed rate equal to the value of the relevant floating rate on the Issue Date. See the section entitled “U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Fixed-Rate Debt Instruments” in the prospectus supplement.

We will determine the amount of each payment of stated interest made during the first two years the Notes are outstanding that will be treated as qualified stated interest. After the Issue Date, you may obtain that information from us by contacting Lloyds Investor Relations at investor.relations@ltsb-finance.co.uk. All interest payments during the last eight years the Notes are outstanding will be treated as payments of qualified stated interest. Qualified stated interest will be taxable to you at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes.

Subject to the following paragraph, the Notes will be treated as bearing an amount of OID equal to the aggregate stated interest paid during the first two years the Notes are outstanding that does not constitute qualified stated interest. This OID will be taxed over the term of the Notes according to a constant-yield method based on a compounding of interest, regardless of your method of tax accounting. Under this method, you will be required for U.S. federal income tax purposes to accrue an amount of OID for each period prior to and including the maturity (or earlier sale, exchange or retirement) of a Note that equals the product of (i) the excess of the Note’s “adjusted issue price” as of the beginning of the accrual period, multiplied by the Note’s “yield to maturity,” adjusted for the length of the accrual period, over the amount of any qualified stated interest allocable to the accrual period, and (ii) the number of days during the accrual period that you held the Note divided by the number of days in the accrual period. The “yield to maturity” is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the “equivalent” fixed-rate debt instrument, produces an amount equal to the issue price of the debt instrument. The “adjusted issue price” of a Note is its issue price increased by any OID previously accrued and decreased by the amount of any payments previously made on the Note that do not constitute qualified stated interest. Information regarding the accrual of OID on the Notes will be made publicly available on the Internal Revenue Service website, currently accessible through Internal Revenue Service Publication 1212 at www.irs.gov/pub/irs-pdf/p1212.pdf.

If the calculations described in the preceding paragraph result in an amount of OID that is less than a statutory “de minimis” amount, the Notes will not be treated as having any OID for U.S. federal income tax purposes.  In that case, all stated interest payable on the Notes will constitute qualified stated interest.  After the Issue Date, you may obtain information regarding whether the Notes will be treated as having OID by contacting Lloyds Investor Relations at the address listed above.

For a discussion of U.K. tax considerations relating to the Notes, you should refer to the section in the prospectus supplement entitled “Taxation in the United Kingdom.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

USE OF PROCEEDS; HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the prospectus and to hedge market risks of Lloyds Bank associated with its obligation to pay the applicable interest payments and the payment amount at maturity of the Notes.

We, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of the 10-Year Constant Maturity Swap Rate and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.  It is possible that we, the Selling Agent and/or its affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Risk Factors—The Issue Price of the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices, if any” and “Risk Factors—There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Morgan Stanley and Co. LLC, as the Selling Agent, and the Selling Agent has agreed to purchase from us the aggregate principal amount of the Notes specified on the front cover of this pricing supplement at $987.50 per $1,000.00 of principal amount of the Notes, resulting in aggregate proceeds to us of $9,875,000.00. The Selling Agent will receive commissions from us of $12.50  per $1,000.00 principal amount of the Notes, or $125,000.00 of the aggregate principal amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. The Selling Agent has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same concession.  You can find more information in the section entitled “Supplemental Plan of Distribution” on page S-26 of the prospectus supplement.

The Selling Agent has agreed to reimburse us for certain expenses relating to the offering in an amount up to $30,000.00.

We have entered or will enter into one or more hedging transactions in connection with this offering of Notes. See “Use of Proceeds; Hedging” above.  In addition, from time to time, the Selling Agent and its affiliates have engaged, and in the future may engage, in transactions with us and have performed, and in the future may perform, services for us for which they have been, and may be, paid customary fees.  In particular, an affiliate of the Selling Agent is our swap counterparty for a hedge of our obligations under the Notes and will be paid customary fees in connection with such hedging.

In the future, the Selling Agent or any of its affiliates may repurchase and resell the offered Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

The Notes are a new issue of securities with no established trading market.  We have been advised by the Selling Agent that the Selling Agent intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time for any reason without notice.  No assurance can be given as to the liquidity or existence of any trading market for the Notes.

Senior Fixed to Floating Rate Notes due July 23, 2022 Based on the 10-Year Constant Maturity Swap Rate

US $10,000,000

Lloyds TSB Bank plc
fully and unconditionally guaranteed by
Lloyds Banking Group plc

Senior Fixed to Floating Rate Notes
due July 23, 2022

Medium-Term Notes, Series A

________________________________

Pricing Supplement

(to prospectus dated December 22, 2010
and prospectus supplement dated June 6, 2011)
________________________________